EXHIBIT 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is made and entered into as of February 18, 2020 (the “Effective Date”), by and between SBI Investments LLC, 2014-1, a statutory series of Delaware limited liability corporation (the “Noteholder”), and Major League Football, Inc., a Delaware corporation (the “Company”).

RECITALS

A. WHEREAS, the Company issued to the Noteholder that certain Promissory Note in the principal amount of $70,000.00, dated September 25, 2019 (the “Note”);

B. WHEREAS, in connection with the issuance of the Note, the parties also entered a Promissory Note Purchase Agreement dated September 25, 2019 (the “Purchase Agreement”). All capitalized terms used or referred to herein and not defined shall have such definitions ascribed to them in the Purchase Agreement;

C. WHEREAS, the Company has failed to satisfy the covenant set forth in Section 5.6 of the Purchase Agreement pursuant to which the Company promised to, on or before January 31, 2020, purchase from the Noteholder the Fanchise Assets for an aggregate purchase price equal to $400,000.00 (such failure, the “Asset Purchase Non-Compliance”);

D. WHEREAS, pursuant to Section 3.17 of the Note, the Asset Purchase Non-Compliance constitutes an Event of Default under the Note;

E. WHEREAS, the Note matures on March 25, 2020 (the “Maturity Date”);

F. WHEREAS, the principal balance outstanding under the Note as of the Effective Date is $70,000.00 and all other interest and fees continue to accrue at the rate and terms set forth in the Note; and

G. WHEREAS, the Company has now requested the Noteholder to forbear from exercising the Noteholder’s rights and remedies under the Transaction Documents that arise due to the Asset Purchase Non-Compliance for an additional period of time, and the Noteholder has agreed to forbear from proceeding to exercise such rights and remedies until the Forbearance Termination Date (as defined below) conditioned upon the Company’s compliance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Acknowledgement. The Company acknowledges and agrees that the recitals herein above are true and correct, that the indebtedness evidenced by the Note were immediately due and owing to the Noteholder as a result of an Event of Default (as defined in the Note, pursuant to Note Section 3.17) prior to the Maturity Date without offset, defense or counterclaim, and that the Note and the other Transaction Documents, are valid, binding and fully enforceable according to their terms. The Company further acknowledges that all necessary action to authorize the execution and delivery of this Agreement has been taken and that this Agreement is a forbearance relating to an existing obligation and is not a novation. The Company represents that it is unaware of any other defaults or non-compliance under the Transaction Documents other than the Asset Purchase Non-Compliance.

2. Execution of Agreement. The Noteholder’s agreement to forbear is expressly conditioned upon receipt of a copy of this Agreement executed by the Company by February 18, 2020. Unless and until the Company executes and returns this Agreement to the Noteholder by such date and the Noteholder signs this Agreement, the Noteholder shall have no obligation to forbear and the Noteholder shall continue to be entitled to immediately exercise all rights and remedies available to it before, on or after the Maturity Date.

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3. Forbearance. The Noteholder and the Company agree that so long as the Company complies with the terms of this Agreement, and so long as no additional Event of Default (as defined in Section 7 herein) occurs under the Transaction Documents or this Agreement, the Noteholder will forbear from exercising its remedies relating to the Asset Purchase Non-Compliance until March 25, 2020 (the “Forbearance Termination Date”). If an additional Event of Default under this Agreement or under any of the Transaction Documents occurs, all outstanding principal, accrued and unpaid interest, and all costs and expenses arising out of the Transaction Documents shall be immediately due and payable in full without notice or demand, and the Noteholder shall be entitled to the immediate exercise of all rights and remedies available to it under the Transaction Documents. Nothing in this Agreement shall constitute a waiver of any default under the Transaction Documents or of the Noteholder’s rights or remedies under any other indebtedness now or hereafter existing between the Noteholder and the Company. On the Forbearance Termination Date, all amounts outstanding under the Note shall be due and payable to the Noteholder, and the Noteholder may, without further notice, exercise any and all rights and remedies available to it. This Agreement is being executed by the Noteholder to accommodate the request of the Company, and the Company understand and agrees that the Noteholder has no obligation to grant further forbearances in the future, nor to extend the Maturity Date.

4. Continued Performance. The Company shall continue to comply with all other terms of the Transaction Documents not specifically addressed herein.

5. Conditions. The Noteholder’s agreement hereunder is contingent upon the Company’s compliance with the conditions set forth in this Section 5:

5.1 On or before the Forbearance Termination Date, the Company shall purchase from the Noteholder the Fanchise Assets for (i) a purchase price equal to $435,000.00, if purchased prior to February 29, 2020, or (ii) a purchase price equal to $470,000.00, if purchased between March 1, 2020 and the Forbearance Termination Date.

5.2 The Company shall pay all remaining amounts owing under the Transaction Documents no later than the Forbearance Termination Date.

5.3 Prior to Forbearance Termination Date, the Company shall deliver to the Noteholder the legal fees due to the Noteholder’s counsel in connection with the preparation of this Agreement.

5.4 The Company agrees to notify the Noteholder immediately following the occurrence of any Event of Default, or any event or circumstance that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

6. Waivers. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF ANY LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

7. Events of Default. The following shall constitute events of default under this Agreement (each, an “Event of Default”):

7.1 Any “Default” or “Event of Default” as defined in the Transaction Documents (other than the Asset Purchase Non-Compliance); or

7.2 Any breach or violation of any covenant or agreement of the Company set forth in this Agreement or in any of the Transaction Documents.

8. Severability Of Provisions. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby; provided, however, that if the “General Release and Indemnity” provision hereof, or any portion thereof, is held to be invalid, illegal or unenforceable in any respect, the Noteholder may terminate this Agreement, the effect of which will be that all outstanding principal, accrued and unpaid interest, and all costs and expenses arising out of the Transaction Documents shall be immediately due and payable in full without notice or demand and the Noteholder shall be entitled to the immediate exercise of all rights and remedies available to it under the Transaction Documents.

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9. Fees And Expenses. To the extent allowed by the Transaction Documents and applicable law, the Company agrees to pay, upon execution of this Agreement, all expenses, including the fees and expenses of legal counsel for the Noteholder in connection with the preparation of this Agreement and documents related thereto, the administration, amendment, modification or enforcement of this Agreement and the Transaction Documents, and the collection or attempted collection of the indebtedness evidenced by the Note.

10. General Release and Indemnity. In consideration of the Noteholder’s execution of this Agreement, the Company does hereby, on behalf of itself, its agents, successors and assigns, release, acquit and forever discharge the Noteholder, and any and all of its affiliated entities, insurers, indemnitors, successors and assigns, together with all of their present and former directors, officers, agents, attorneys and employees (together, the “Released Parties”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort, or under any state or federal law or otherwise, which the Company has had, now has or has made claim to have against the Released Parties for, upon or by reason of any act, omission, matter, cause or thing whatsoever relating to any or all of the Note and the Transaction Documents, and arising prior to and including the Effective Date (the “Released Claims”), whether such claims, demands and causes of action are matured or unmatured, liquidated or unliquidated, known or unknown, fixed, contingent, direct or indirect, and shall indemnify and hold harmless the Released Parties from any and all expenses, costs, liability and fees (including but not limited to attorney’s fees and expenses) incurred by any such Released Party as a result of any such action or proceeding instituted by the Company or any third party. The Company irrevocably covenants and agrees to refrain from initiating, filing, instituting, maintaining or proceeding upon, or encouraging, advising or voluntarily assisting any other person or entity to initiate, institute, maintain or proceed upon any Released Claim of any nature whatsoever released in this Agreement.

11. Applicable Law. The substantive laws of the applicable state, as well as terms regarding forum and jurisdiction, as originally provided in the Transaction Documents shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

12. Entire Agreement; No Oral Agreements. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire agreement and understanding between the parties concerning the subject matter hereof, and supersede and replace all prior negotiations, proposed agreements and agreements written or oral concerning the subject matter hereof. Each of the parties further acknowledges that it is not executing this Agreement in reliance on any promise, representation or warranty not contained in this Agreement.

Except for the matters specifically set forth herein, this Agreement does not alter, amend, modify or release any right of the Noteholder, or any obligations of the Company in connection with the Transaction Documents. By execution of this Agreement, the Noteholder is not waiving any principal, interest, costs or attorneys’ fees or any other amounts payable under the Transaction Documents.

THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Agreement may not be modified orally but only by a written agreement executed by each of the parties and designated as an amendment or modification of this Agreement.

13. Gender. Whenever, in this Agreement, the context may so require, the masculine or neuter gender shall be deemed to refer to and include the feminine, masculine, and neuter, and the singular to refer to and include the plural.

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14. Successors And Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns, heirs, devisees, executors, administrators, affiliates, representatives, assigns, officers, agents, and employees, wherever the context requires or admits.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and enforceable against any party who signed it, but all of which together shall constitute one and the same document.

16. Time of the Essence. TIME IS OF THE ESSENCE WITH RESPECT TO EACH PROVISION IN THIS AGREEMENT.

17. Advice of Counsel. The Company acknowledges that it has reviewed this Agreement in its entirety, having consulted such legal, tax or other advisors as they deem appropriate and understand and agree to each of the provisions of this Agreement and further acknowledge that they have entered into this Agreement voluntarily.

18. Assignment. The Noteholder expressly retains and reserves its rights to sell and assign its interests under the Transaction Documents and this Agreement and to fully disclose its files in connection therewith to potential purchasers of the Noteholder’s interests.

19. Rules of Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are resolved against the drafting party shall not apply to the interpretation of this Agreement.

20. Paragraph Headings. The headings and titles of the several paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision of this Agreement.

21. Authority. Each individual executing this Agreement on behalf of a partnership, corporation, limited liability company or other entity represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of such entity, and that this Agreement is binding on such entity.

** signature page follows **

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

COMPANY: MAJOR LEAGUE FOOTBALL, INC.

By:	/s/ Frank Murtha
Name:	Frank Murtha
Title:	President

NOTEHOLDER: SBI INVESTMENTS LLC, 2014-1

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Principal

SIGNATURE PAGE TO FORBEARANCE AGREEMENT